Exhibit T3A.4

Utah Department of Commerce
Division of Corporations & Commercial Code
160 East 300 South, 2nd Floor, S.M. Box 146705
Salt Lake City, UT 84114-6705
Phone: (801) 530-4849
Toll Free: (877)526-3994 Utah Residents
Fax: (801) 530-6438
Web Site: http://www.commerce.utah.gov

Registration Number:	7381325-0160	September 14, 2012
Business Name:	LEXCO HOLDING, LLC
Registered Date:	JUNE 11, 2009

CERTIFIED COPY OF
ARTICLES OF ORGANIZATION

THE UTAH DIVISION OF CORPORATIONS AND COMMERCIAL CODE (“DIVISION”) HEREBY CERTIFIES THAT THE ATTACHED IS TRUE, CORRECT, AND COMPLETE COPY OF THE ARTICLES OF ORGANIZATION OF

LEXCO HOLDING, LLC

AS APPEARS OF RECORD IN THE OFFICE OF THE DIVISION.

Kathy Berg Director Division of Corporations and Commercial Code

Dept. of Professional Licensing	Real Estate	Public Utilities	Securities	Consumer Protection
(801)530-6628	(801)530-6747	(801)530-6651	(801)530-6600	(801)530-6601

Articles of Organization of LEXCO HOLDING, LLC

THESE ARTICLES OF ORGANIZATION forming a limited liability company under the laws of the State of Utah, are made executed as of the 11th day of June, 2009, by the undersigned person.

1.          Name. The name of the limited liability company is LEXCO HOLDING, LLC (herein sometimes referred to as the “Company”).

2.          Latest Date of Dissolution. The period of duration of the Company shall be a term of approximately ninety-nine (99) years, beginning when these Articles of Organization are filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce and shall end on December 31, 2018, unless sooner terminated pursuant to law or the provisions of the Company’s Operating Agreement.

3.          Business Purpose. The business purpose or purposes for which the Company is organized are (a) to purchase, own, lease, sell, exchange, develop and construct improvements upon, finance the acquisition, operation and development of, and the construction of improvements upon, to operate and maintain for any uses, and otherwise deal with and in, real property, or interests therein, wherever located; (b) to purchase, lease, sell, own and operate, and to finance the acquisition and operation of, personal property; (c) to incur indebtedness, secured or unsecured, for any of the purposes of the Company; (d) to invest and reinvest the assets of the Company in, and to purchase or otherwise acquire, hold, sell, transfer, exchange or otherwise dispose of, or realize upon, securities of all types and descriptions and any other interests in business ventures; (e) to engage in any other lawful business activity permitted under the laws of the State of Utah; and (f) any other purposes as are necessary to protect or enhance the assets of the Company.

4.          Registered Office and Agent. The street address of the Company’s initial registered office and the name of the Company’s initial registered agent at that office are as follows:

Gregory P. Williams
36 South State Street, Suite 1900
Salt Lake City, UT 84111

5.         Management. The management of the Company is initially reserved to a Manager or Managers to be selected by the Members. The first such Manager is listed below,

Date:	06/11/2009
Receipt Number:	2671562
Amount Paid:	$52.00

and shall serve as such Manager until the first meeting of the Members or until his successor or successors are elected

James M Lekas
582 North Vernal Ave
Vernal Utah 84078

The undersigned hereby affirms that he is the Manager of the Company and that the facts stated in the foregoing Articles of Organization are true.

James M Lekas
2

ACKNOWLEDGEMENT OF REGISTERED AGENT

The undersigned, GREGORY P. WILLIAMS, hereby acknowledges that he has been named as registered agent of LEXCO HOLDING, LLC, a Utah limited liability company, and hereby agrees to act as registered agent of said limited liability company.

Gregory P. Williams